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                                                                   EX-99 (17)(i)

Voting Instructions Card
Franklin Natural Resources                    Insurance Company Name Prints Here
Securities Fund


                  Special Meeting of Shareholders To Be Held On
                                February 26, 2002

THESE VOTING INSTRUCTIONS ARE REQUESTED BY THE ABOVE-NAMED INSURANCE COMPANY IN CONNECTION WITH A SOLICITATION OF PROXIES BY THE TRUSTEES OF FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (THE TRUST) ON BEHALF OF ITS SERIES FRANKLIN NATURAL RESOURCES SECURITIES FUND (NATURAL RESOURCES).

This Voting Instruction Card, if properly executed, will be voted by your insurance company in the manner directed by you. If this voting instruction card is executed and no direction is made, this voting instruction card will be voted FOR the proposal and, in the discretion of the insurance company, upon such other business as may properly come before the Special Meeting.

By signing below, I instruct the insurance company to vote the shares of Natural Resources related to my contract at the Special Meeting of Shareholders to be held at One Franklin Parkway, San Mateo, California 94404-1906, at 10:30 a.m. Pacific time, February 26, 2002, and any adjournment of the Special Meeting as indicated on the reverse side.

                                          Date:  _________________________

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                                       Signature(s):

     If a contract is held jointly, each contract owner should sign. If only one signs, it will be binding. If a contract owner is a business entity, please indicate the title of the person signing.

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             Please vote by filling in the appropriate boxes below.

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
Proposal 1         To approve a Plan of Reorganization involving Natural        [ ]    [ ]      [ ]
                   Resources and Franklin Growth and Income Securities Fund     For  Against  Abstain
                   (Growth and Income) another series of the
                   Trust, under which the following will occur:

                   . The acquisition of the assets of Natural Resources by Growth and Income in exchange for shares of Growth and Income.
                   . The distribution of such shares to the shareholders of Natural Resources.
                   .  The dissolution of Natural Resources.

                   This is described more fully in the Prospectus and Proxy Statement

Other Business     To vote upon any other business which may be legally         [ ]             [ ]
                   presented at the meeting or any adjournment.                 Grant         Withhold
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